Exhibit 10.72
AMENDMENT NO. 5
TO THE
BROWN & WILLIAMSON TOBACCO CORPORATION
HEALTH CARE PLAN
FOR SALARIED EMPLOYEES
     THIS AMENDMENT NO. 5 to the Brown & Williamson Tobacco Corporation Health Care Plan for Salaried Employees (the “Plan”), as amended through July 29, 2004, is made and entered into the 29 day of December 2006. Unless otherwise indicated below, the provisions of this Amendment shall be effective as of January 1, 2006;
W I T N E S S E T H:
     WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of former employees of Brown & Williamson Tobacco Corporation who are retired or employed in “transitional employment” (as such term is defined in the Plan) by RAI or any of its subsidiaries and affiliates designated as participating companies; and
     WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by actions taken on December 29, 2006, authorized amendments to the Plan to (i) revise the definition of a dependent to permit (A) the children of retired participants to recommence coverage under the Plan if they regain full-time student status and (B) certain children who withdraw from school for personal medical reasons to continue coverage under the Plan, (ii) clarify the Plan’s provisions relating to the offset for Medicare coverage and (iii) update the Plan’s provisions based on the Aetna networks, among other things; and
     WHEREAS, such action of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;
     NOW, THEREFORE, the Plan hereby is amended as follows:
1.
     Section 1.05 of the Plan is hereby amended by adding the following new sentence to the end thereof, to read as follows:
“Notwithstanding the foregoing, Aon Corporation, or any such other outsourced retiree services administrator, shall be a “Claims Administrator” only for purposes of determining whether the Dependent of a Retired Participant is a full-time student pursuant to Section 1.18(d) of the Plan.”

2.
     Section 1.18(d) of the Plan is hereby amended in its entirety to read as follows:
“(d)	The Claims Administrator shall determine whether a child is a full-time student. The determination of a child’s status as a full-time student shall be based on such verification from the child’s school as the Claims Administrator may, in its sole discretion, deem appropriate, subject to the following guidelines:

Verification shall be provided to the Claims Administrator with respect to each regular grading period. For this purpose, “regular grading period” means two regular terms in an academic year, a fall semester (generally, August – December) and a spring semester (generally, January – May), or any comparable period as determined by the Claims Administrator.

Verification will be satisfactory only if the student is enrolled as a full-time student as defined by the school (generally, 12+ credit hours) during a regular grading period, except as follows:
(1)	if a student qualifies as a junior or a senior (as defined by the school) and is enrolled for fewer than 12 credit hours during a regular grading period, the Claims Administrator will take into account special circumstances that account for such occurrence (e.g., the unavailability of required courses; fewer than 12 credit hours required for graduation); or

(2)	in the event a student withdraws from school for personal medical reasons (based on a medical leave verification from the school and if they meet certain requirements determined by the medical program administrator), coverage as a Dependent will continue until the beginning of the next following regular grading period; provided that if such Dependent is not able to re-enroll as a full-time student at the beginning of the next following regular grading period due to a medical reason (based on the written verification of a qualified physician and meeting certain requirements determined by the medical program administrator), such coverage shall be continued until the end of such next following regular grading period.”
3.
     Section 1.42 of the Plan is hereby amended in its entirety to read as follows:
     “1.42 Network.
(a)	The term “Network” means certain Providers who have entered into agreements through which their fees and expenses for Covered Services are established, as follows:

(1)	Immediately prior to January 1, 2006, the Networks are: Secure Health Plan of Georgia (only for Participants employed at or retirees of the Company’s Macon, Georgia, facility); CIGNA (for Participants in Georgia, Tennessee, South Carolina and North Carolina, and, effective May 1, 2001, for Participants in Utah); Private Health Care System (for Participants in all states except Georgia, Tennessee, South Carolina, North Carolina and, prior to May 1, 2001, Utah); and the LifeSource Program for organ and tissue transplants.
(2)	Effective January 1, 2006, the Networks are: (1) Secure Health Plan of Georgia only for Participants employed at or retirees of the Company’s Macon, Georgia facility; (2) Aetna for all Participants in all other facilities, and (3) the applicable Network’s transplant program for organ and tissue transplants.”
4.
     Section 1.45(a) of the Plan is hereby amended by adding a new sentence to the end thereof, immediately following paragraph (2), to read as follows:
“Medical Claims experience for purposes of this subsection (a) shall mean the claims paid and related administrative expenses for an applicable period and applicable group of participants (e.g. active Employee-Participants or Retired Participants age 65 and above), net of any rebates, refunds, forfeitures or other reimbursements related to such claims, including but not limited to prescription drug rebates, Medicare Part D reimbursements and forfeiture of unclaimed benefit payments.”
5.
     Section 1.60(a) of the Plan is hereby amended in its entirety to read as follows:
“(a)	The term “Retired Participant” means an Employee-Participant whose employment with the Company has terminated pursuant to the normal, disability or early retirement provisions of the Retirement Plan applicable to the Participant (except retirements under the “Rule of 60” or the “Rule of 65” as defined therein), or who is deemed to be a Retired Participant pursuant to Sections 2.08(c), 2.08(d), 2.12, 2.13, 2.14, 2.15 or 2.16 of this Plan; provided that such person is an eligible Employee-Participant in this Plan at the time of employment termination (except as provided in Sections 2.08(c)(2), 2.15 and 2.16).”
6.
     Section 1.60(d) of the Plan is hereby amended in its entirety to read as follows:
“(d)	Except as provided in Section 2.08(c), 2.15 or 2.16, effective as of the Closing, the term “Retired Participant” shall exclude former employees of Brown & Williamson Tobacco Corporation (or a Related Company) who had not met the eligibility requirements of subsection (a) above as of the first to occur of: (1) termination of employment for any reason after Closing, or (2) commencement of regular employment with RAI (as defined in Section 2.01(b)(3)).”
7.
     The last sentence of Section 2.02 of the Plan is hereby amended in its entirety to read as follows:
“Except as provided in Section 2.08(h)(2), if a Dependent ceases to be a Participant for any reason after the Dependent’s Employee-Participant has become a Retired Employee, that former Dependent-Participant shall not again be eligible to become a Dependent-Participant.”
8.
     Section 2.03(a)(12) of the Plan is hereby amended in its entirety to read as follows:
“Except as provided in Section 2.08(h)(2), if a Dependent ceases to be a Participant for any reason after the Dependent’s Employee-Participant has become a Retired Employee, that former Dependent-Participant shall not again be eligible to become a Dependent-Participant.”
9.
     The last sentence of Section 2.08(b)(6) of the Plan is hereby amended in its entirety to read as follows:
“Such payment shall be paid by funds held in the Trust Agreement (or in accordance with any cost-sharing arrangement between the Grantor and the Company, if applicable); provided that if the balance of the Trust Agreement at any time is or becomes insufficient to pay the Normal Cost, the cost of continuing such coverage shall be paid by the Company from general assets (and in no event from the additional reserve for post-retirement medical benefits under Code Section 419A(c)(2) referred to above), or if the Company and its successors (or any other entity holding reserves for the payment of claims against the Company and its successors) do not exist, then such cost shall be paid by the Grantor (and Dependents, as applicable). Notwithstanding the foregoing, if the Grantor is required to contribute towards the Normal Cost under a cost-sharing arrangment between the Grantor and the Company, the Company shall not be required to pay the Grantor’s portion of the Normal Cost out of its general assets if the balance of the Trust Agreement at any time is or becomes insufficient to pay its portion of the Normal Cost.”
10.
     Effective January 1, 2005, Section 2.08(b)(8) of the Plan is hereby amended by deleting the phrase “rehired by the Company” and replacing it with the phrase “rehired by the Company or any Related Company” where it appears therein.

11.
     Section 2.08(c)(3)(A)of the Plan is hereby amended in its entirety to read as follows:
“(A)	If the Petersburg Retiree is less than age 65, the Company shall pay the total Normal Cost of his or her coverage, and the Company shall pay 50% of the total Normal Cost of coverage for each of his or her Dependents-Participants. If the Petersburg Retiree is age 65 or older, he or she shall pay 100% of the total Normal Cost of his or her coverage and 100% of the total Normal Cost of coverage for each of his or her Dependent-Participants.”
12.
     Effective July 30, 2004, Section 2.08(d) of the Plan is hereby amended by adding a new Subsection (6) to the end thereof to read as follows:
“(6) Notwithstanding anything in this Section 2.08(d) to the contrary, any amendment made to the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation after December 31, 1994 that expands the employees eligible for a “Rule of 60” retirement under such plan, shall not serve to expand the eligibility requirements for purposes of retiree coverage under Section 2.08 of this Plan.”
13.
     The first sentence of Section 2.08(e)(1) of the Plan is hereby amended in its entirety to read as follows:
“The rights and entitlement of an Employee-Participant (and eligible Dependents) to coverage as a Retired Participant (or Dependent) under subsections (a), (c) and (d) of this Section 2.08 or Sections 2.12, 2.13, 2.14, 2.15 or 2.16 shall become fully vested and nonforfeitable as of the date the Employee-Participant first satisfies the conditions set forth in the applicable provisions of Sections 2.08, 2.12, 2.13, 2.14, 2.15 or 2.16 for such coverage.”
14.
     Section 2.08(h) of the Plan is hereby amended in its entirety to read as follows:
“(h)	A former Employee-Participant who is eligible for coverage under this Section 2.08 may reject individual coverage under the Plan and continue Dependent coverage only, or vice versa, without regard to the Continuation Coverage provisions of Article 10. If a former Employee-Participant rejects coverage, then Dependent coverage and costs shall be determined under Section 2.08 as if the Employee-Participant were a Retired Participant, except that Sections 2.08(a)(3) and (4) shall apply as if the Retired Participant were deceased on the date he or she rejected coverage. If coverage is rejected, or if a Dependent ceases to be a Participant for any other reason after the Dependent’s Employee-Participant has become a Retired Participant, the individual shall not again be eligible to become a Participant under this Section 2.08, except as follows:

(1)	if an individual rejects coverage under the Plan and enrolls in Medicare Plus Choice, he or she may re-elect coverage under the Plan one time during any calendar year if he or she demonstrates to the Claims Administrator that (i) he or she was continuously enrolled in Medicare Plus Choice from the time coverage was discontinued under the Plan until the re-enrollment, and (ii) he or she has discontinued Medicare Plus Choice upon re-enrollment in the Plan; or

(2)	if a Dependent ceases to be a Participant due to a loss of full-time student status, as provided in Section 1.18(d), and thereafter regains full-time student status, such Dependent shall be eligible to recommence coverage under this Section 2.08, provided the Claims Administrator receives notification within 31 days of the date such Dependent’s full-time student status is re-established in accordance with Section 1.18(d).”
15.
     Section 3.02 of the Plan is hereby restated in its entirety to read as provided on Exhibit A attached hereto.
16.
     Section 3.13(a)(6) of the Plan is hereby amended in its entirety to read as follows:
“(6)	The Plan shall cover 100 percent of travel expenses for the recipient and one companion in accordance with this subsection (6), except that the Plan shall not pay more than $10,000 in the aggregate for travel expenses with respect to a transplant. The Plan shall not cover any travel expenses unless (A) the transplant Services are provided at a facility that is a member of the applicable Network’s transplant program for organ and tissue transplants and the facility is more than 60 miles from the recipient’s Principal Residence, and (B) the expenses are approved in advance by the Claims Administrator. The Plan covers travel expenses if, but only if, the Claims Administrator determines the expenses are reasonable for travel to and from the transplant site. Travel expenses include lodging and food, but only while at or traveling to and from the transplant site. The term “companion” means any individual other than the donor who is actively involved as the recipient’s care giver, who may be a spouse, family member, guardian or other person.”
17.
     Section 5.01(a)(6) of the Plan is hereby amended in its entirety to read as follows:
“(6)	Any Services received as a result of Injury or Illness sustained by a Participant in connection with his or her participation in an insurrection, civil revolution or riot.”

18.
     Section 5.01(a)(26) of the Plan is hereby amended in its entirety to read as follows:
“(26)	Any Services received as a result of Injury or Illness that are furnished, paid for, or for which benefits are provided or required under any law of a government.”
19.
     Section 8.11(a)(16) is hereby amended in its entirety to read as follows.
“(16)	Services received as a result of Injury or Illness (i) sustained by a Participant in connection with his or her participation in an insurrection, civil revolution or riot or (ii) that are furnished, paid for, or for which benefits are provided or required under any law of a government.”
20.
     Section 8.11(a)(28) is hereby deleted in its entirety without renumbering the remaining Subsections thereof.
21.
     Section 11.01(b) of the Plan is hereby amended in its entirety to read as follows:
“(b)	This provision shall be applicable to all benefits available under the Plan, except that no coordination of benefits provisions shall apply to the Prescription Drug Plan (other than with respect to care, treatment or Services covered by Medicare Part D, as provided in Section 11.03 below).”
22.
     Section 11.03(a) of the Plan is hereby amended by adding the following sentence to the end thereof to read as follows:
“Notwithstanding anything in the foregoing sentence to the contrary, with respect to any Retired Participant who is eligible for Medicare Part D by virtue of his retirement or disability, the Plan shall remain primary with respect to care, treatment or Services covered by Medicare Part D unless and until such time as the Retired Participant actually enrolls and begins to receive Medicare Part D benefits through a third party.”
23.
     Section 11.03 of the Plan is hereby amended by adding the following new Subsection (c) to the end thereof to read as follows:
     “(c) Notwithstanding anything in this Section 11.03 to the contrary, for any Retired Participant (or a Dependent-Participant thereof) who was less than 65 years old prior to January 1, 1999 (a “Pre-1999 Participant”), and who was then eligible for Medicare Part B benefits or thereafter, prior to age 65, became eligible for Medicare Part B benefits, except for his failure to enroll or apply for such benefits, the Plan shall remain primary with respect to Medicare Part B benefits unless and until the earlier of such time as the Pre-1999 Participant actually enrolls and begins to receive Medicare Part B benefits with respect to the care, treatment or Services covered by the Plan or such time as the Pre-1999 Participant attains the earliest age at which he would be eligible for coverage under Medicare Part B on the basis of his age. After such time, the Plan shall no longer be primary with respect to care, treatment or Services covered by Medicare Part B, and shall in all cases offset the amount of its normal benefit payment by all amounts paid or payable by, Medicare Part A and/or Part B, as applicable, for the same covered claim.”
24.
     Effective as of January 1, 2005, Schedule A of the Plan is hereby restated in its entirety to read as provided in the revised Schedule A attached hereto.
     IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 5 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ McDara P. Folan, III
McDara P. Folan, III
Secretary